Exhibit 23.8

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in this Registration Statement on Form S-4 of DigitalGlobe, Inc (“DigitalGlobe”), and all amendments thereto (the “Registration Statement”), as a person who is to become a director of DigitalGlobe upon consummation of the Merger (as such term is defined in the Agreement and Plan of Merger, dated as of July 22, 2012, as amended, by and among DigitalGlobe, 20/20 Acquisition Sub, Inc., WorldView, LLC and GeoEye, Inc.), and to the filing of this consent as an exhibit to the Registration Statement.

Date: August 30, 2012

By:	/s/ Lawrence A. Hough
Lawrence A. Hough